Contact for more information:
Partnerships Team
Meaningful Insights Biotech Analytics
partnerships@mibanalytics.com

MiBA: A New Era in Data-Driven Oncology Insights for a Healthier Tomorrow

The innovative healthcare technology startup utilizes data analytics to improve cancer care.

TAMPA, Florida., April 1, 2024 — Meaningful Insights Biotech Analytics (MiBA), an innovative healthcare technology company, is pleased to announce its official launch today and its commitment to transforming oncology, research and patient care. MiBA’s debut marks the successful synergistic partnership between industry leaders American Oncology Network (AON) (Nasdaq: AONC) and Ascend Technologies Group (ATG). The company is led by a team of industry visionaries: Todd Schonherz, Mark Moch, Jason Baroff, Scott Newman and Andrew T. Fisher, who collectively bring years of experience in technology, data science and oncology.

MiBA's sophisticated platform empowers decision-makers throughout healthcare — physicians, health systems, biopharmaceutical companies and payers — with the data and tools necessary to accelerate research, optimize risk evaluation and reduce costs, enabling more accurate diagnoses and personalized treatment plans. These capabilities are integral components of MiBA's comprehensive suite of services, reflecting its commitment to advancing healthcare insights on a broader scale.

Leveraging the combined strengths and expertise of AON and ATG, MiBA has gained the tools necessary to deliver its data-driven solutions. Specializing in navigating the complexities of oncology data, MiBA curates and applies advanced artificial intelligence (AI) technologies to extract meaningful insights accelerating advances in cancer care and patient outcomes. “Real world oncology data from the community is vast, complex, impactful but largely unexplored. MiBA is using cutting-edge AI approaches including natural language processing and large language models to unlock hidden insights from hundreds of thousands of oncology patients,” said Scott Newman, PhD, senior vice president of life sciences at MiBA.

"In the realm of cancer care, timely and accurate information is paramount for physicians to make informed health decisions on behalf of their patients, and our role in community oncology and AON is ensuring patients have access to the personalized care they require for their diagnoses," said Todd Schonherz, chief executive officer at AON. “By leveraging the precision insights generated by MiBA, we are paving the way for more personalized and effective treatments, which ultimately benefits patients and lays the foundation that will propel the industry forward and its approach to patient care.”

“We believe in the power of data insights to guide today’s clinical decisions and illuminate the path towards tomorrow’s cures,” said Jason Baroff, managing partner at ATG. “We are honored to be powering the technology platform for precision insights. The platform is not just about innovation for its own sake; it’s a beacon of hope for patients worldwide.”

MiBA’s platform is comprehensive, with longitudinal data sourced from electronic medical record applications, clinical lab and pathology services, specialty pharmacy, practice management, diagnostic imaging, and next generation sequencing. Spanning over 25 community oncology practices across 20 states, and major growth plans to incorporate additional community oncology data sources, MiBA is poised to make significant contributions to oncology care. The company invites partners, healthcare professionals and the broader community to join in its journey towards harnessing the full potential of data-driven insights in the battle against cancer.
For practices looking to unlock and leverage their data assets to enhance clinical efficiency and productivity or for more information about MiBA and its services, visit www.mibanalytics.com.

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About Meaningful Insights Biotech Analytics
MiBA is a healthcare AI technology company on a mission to close the feedback loop between physicians, patients, and industry partners. The technology and data insights that MiBA generates will support pharmaceutical companies, research organizations, payers, biotech, health systems and providers to advance the quality of patient care. Learn more at mibanalytics.com.

About American Oncology Network
American Oncology Network (AON) (Nasdaq: AONC) is an alliance of physicians and seasoned healthcare leaders partnering to ensure the long-term success and viability of community oncology and other specialties. Founded in 2018, AON's rapidly expanding network represents more than 220 providers practicing across 20 states. AON pioneers innovative healthcare solutions through its physician-led model, fostering value-based care that improves patient outcomes while reducing costs and expanding access to quality care. AON equips its network physicians with the tools they need to thrive independently while providing comprehensive support, integrated revenue-diversifying ancillary services, and practice management expertise, enabling physicians to focus on what matters most – providing the highest standard of care for every patient. AON is committed to promoting health equity by addressing disparities in cancer care and ensuring that all patients have access to the care they need to achieve optimal health outcomes. With a focus on innovation and collaboration, AON is shaping the future of community oncology. Learn more at www.AONcology.com.

About Ascend Technologies Group
Ascend Technologies Group (ATG) is a services and consulting company with a focus on improvement of outcomes for the end user. ATG layers its Cloud and Informatics practices on top of a robust portfolio of managed services, with a passion for bettering the patient experience, to deliver a diverse array of capabilities and areas of expertise in Healthcare IT. Learn more at ascenditgroup.com.